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EXHIBIT 11.1  COMPUTATION OF EARNINGS PER SHARE

                  CELLULAR TECHNICAL SERVICES COMPANY, INC.

                      COMPUTATION OF EARNINGS PER SHARE

                                 (unaudited)
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
                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                                          JUNE 30,                      JUNE 30,
                                                -------------------------     -------------------------
                                                    1997          1996           1997           1996
                                                ----------     ----------     ----------     ----------
Primary earnings per share:
  Net income (loss) for calculation of
   primary earnings per share                        $(996)       $(1,990)       $ 3,418        $(4,491)
                                                ----------     ----------     ----------     ----------
                                                ----------     ----------     ----------     ----------
Weighted average number of shares
 outstanding                                    22,696,280     21,898,426     22,667,773     21,753,664

Dilutive effect of outstanding stock
 options - based upon the Treasury
 Stock Method using average market
 price(1)                                                                        535,995
                                                ----------     ----------     ----------     ----------

Weighted average number of shares, as
 adjusted, for calculation of primary
 earnings per share                             22,696,280     21,898,426     23,203,768     21,753,664
                                                ----------     ----------     ----------     ----------
                                                ----------     ----------     ----------     ----------
Primary earnings (loss) per share (2)           $     (.04)    $     (.09)    $      .15     $     (.21)
                                                ----------     ----------     ----------     ----------
                                                ----------     ----------     ----------     ----------
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(1)  Common Stock equivalent shares have not been considered in the calculations for the three and six month periods ended June 30, 1996 and the three month period ended June 30, 1997 because the effect would be antidilutive.

(2) Fully diluted earnings per share computations are not included since they would not materially change results presented on the primary earnings per share basis.

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